Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement No. 333-191788, 333-201100 and 333-232411 on Form S-8, and No. 333-212007 on Form F-3 of LightInTheBox Holding Co., Ltd. of our report dated March 31, 2023 with respect to our audit of the consolidated financial statements of LightInTheBox Holding Co., Ltd. as of December 31, 2022 and for the year ended December 31, 2022, which report is included in this Annual Report on Form 20-F of LightInTheBox Holding Co., Ltd. for the year ended December 31, 2022.

/s/ Marcum Asia CPAs LLP

New York, NY

March 31, 2023